Exhibit 5.1

Markel Corporation

4521 Highwoods Parkway

Glen Allen, Virginia 23060

December 27, 2012

Board of Directors

Markel Corporation

4521 Highwoods Parkway

Glen Allen, VA 23060

Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) relating to the Agreement and Plan of Merger (the “Merger Agreement”) among Alterra Capital Holdings Limited, Markel Corporation (the “Registrant”) and Commonwealth Merger Subsidiary Limited being filed with the Securities and Exchange Commission by the Registrant in connection with the registration of 4,710,456 shares of the common stock, no par value, of the Registrant (the “Common Shares”) under the Securities Act of 1933, as amended (the “Securities Act”) to be issued in accordance with the Merger Agreement. I am the Registrant’s General Counsel and have represented it in connection with the Registration Statement.

In connection with the delivery of this opinion, I have examined originals or copies of the articles of incorporation and bylaws of the Registrant, the Registration Statement and the exhibits thereto, certain resolutions adopted by the Board of Directors of the Registrant, and such other records, certificates and other documents of public officials, the Registrant and its officers and representatives, and have made such inquiries of the Registrant and its officers and representatives, as I have deemed necessary or appropriate in connection with the opinions set forth herein. I am familiar with the proceedings taken by the Registrant in connection with the authorization, registration, issuance and sale of the Common Shares. With respect to certain factual matters, I have relied upon representations set forth in the Registration Statement, or otherwise made by officers of the Registrant. In making such examination and rendering the opinions set forth below, I have assumed without verification (i) that all documents submitted to me as originals are authentic, complete and accurate, (ii) that all documents submitted to me as copies conform to authentic original documents and (iii) the legal capacity of all individuals executing such documents.

Based on such examination and review, and subject to the foregoing, I am of the opinion that:

1.	The Registrant is a corporation validly existing under the laws of the Commonwealth of Virginia and has the corporate power to conduct its business as now conducted and to issue the Common Shares.

2.	The Common Shares have been validly authorized and, when issued in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the United States of America and the Commonwealth of Virginia, and I have not considered, and I express no opinion as to, the laws of any other jurisdiction.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ D. Michael Jones

D. Michael Jones

General Counsel